                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                              USDATA Corporation
                              ------------------
                               (Name of Issuer)

                    Common Stock, $0.01 Par Value Per Share
                    ---------------------------------------
                        (Title of Class of Securities)

                                  917294 10 0
                                  -----------
                                (CUSIP Number)

                              September 12, 2000
                              ------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [   ]                            Rule 13d-1(b)
        [ X ]                            Rule 13d-1(c)
        [   ]                            Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 917294 10 0                                                Page 1 of 6
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1.     NAME OF REPORTING PERSON.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              SCP Private Equity Partners II, L.P.
________________________________________________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [  ]
                                                         (b)  [  ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
--------------------------------------------------------------------------------

  Number of Shares Beneficially   5.  Sole Voting Power
  Owned By Each Reporting             0
  Person With                     6.  Shared Voting Power
                                      2,175,698
                                  7.  Sole Dispositive Power
                                      0
                                  8.  Shared Dispositive Power
                                      2,175,698
--------------------------------------------------------------------------------

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       2,175,698
--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     13.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     PN
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CUSIP No. 917294 10 0                                                Page 2 of 6

--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              SCP Private Equity II, LLC
________________________________________________________________________________
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  [  ]
                                                         (b)  [  ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------

  Number of Shares Beneficially   5.  Sole Voting Power
  Owned By Each Reporting             0
  Person With                     6.  Shared Voting Power
                                      2,175,698
                                  7.  Sole Dispositive Power
                                      0
                                  8.  Shared Dispositive Power
                                      2,175,698
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,175,698
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     13.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
     CO
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CUSIP No. 917294 10 0                                                Page 3 of 6
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Item 1.        Issuer Information

       (a)     Name of Issuer:

                    USDATA Corporation, a Delaware corporation

       (b)     Address of Issuer's Principal Executive Offices:

                    USDATA Corporation
                    2435 North Central Expressway
                    Richardson, TX 75080-2722.

Item 2.        Reporting Persons Information

       (a)     Name of Persons Filing:

                    SCP Private Equity Partners II, L.P.
                    SCP Private Equity II, LLC

       (b)     Addresses of Principal Business Offices:

                    SCP Private Equity Partners II, L.P.
                    Building 300, 435 Devon Park Drive
                    Wayne, Pennsylvania  19087

                    SCP Private Equity II, LLC
                    Building 300, 435 Devon Park Drive
                    Wayne, Pennsylvania  19087

       (c)     Citizenship of Place of Organization:

                    Both Reporting Persons are organized under the laws of the State of Delaware.

       (d)     Title of Class of Securities:

                    Common Stock, par value $0.01

       (e)     CUSIP Number:

                    917294 10 0
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CUSIP No. 917294 10 0                                                Page 4 of 6
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Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

N/A

     [  ] Broker or Dealer registered under Section 15 of the Act.
     [  ] Bank as defined in Section 3(a)(6) of the Act.
     [  ] Insurance Company as defined in Section 3(a)(19) of the Act.
     [  ] Investment company registered under Section 8 of the Investment
          Company Act of 1940.
     [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     [  ] An employee benefit plan or endowment fund in accordance with Rule 13d-
          1(b)(1)(ii)(F);
     [  ] A parent holding company or control person in accordance with Rule 13d-
          1(b)(1)(ii)(G);
     [  ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
          Act (12 U.S.C. 1813);
     [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
     [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.             OWNERSHIP

     (a)    Amount Beneficially         Owned:  2,175,698 shares of common stock
     (b)    Percent of Class:           13.5%
     (c)    Number of shares as to which such person has:
            (i)      sole power to vote or to direct the vote:                         0
            (ii)     shared power to vote or to direct the vote:               2,175,698
            (iii)    sole power to dispose or to direct the disposition of:            0
            (iv)     shared power to dispose or to direct the disposition of:  2,175,698

Item 5.        Ownership of Five Percent or Less of a Class

               Not applicable.

Item 6.        Ownership of More that Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not applicable.
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CUSIP No. 917294 10 0                                                Page 5 of 6

Item 8.        Identification and Classification of Members of the Group

               A group is filing this Schedule pursuant to Rule 13d-1(c). Accordingly, as required, attached is an exhibit listing of the members of the group.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

               By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                       SCP Private Equity Partners II, L.P.

                         By:  SCP Private Equity II General Partner, L.P.,
                            its General Partner

                         By:  SCP Private Equity II, LLC,
                            its Manager

                         By:     /s/ James Brown
                                 _______________________

                         Name:   James Brown
                                 _______________________

                         Title:  A Manager
                                 _______________________


                       SCP Private Equity II, LLC

                         By:     /s/ James Brown
                                 _______________________

                         Name:   James Brown
                                 _______________________

                         Title:  A Manager
                                 _______________________
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CUSIP No. 917294 10 0                                                Page 6 of 6
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                                Item 8 Exhibit

                 Identity of Group Members Pursuant To  Item 8


The members of the group are:

     SCP Private Equity Partners II, L.P.
     Building 300, 435 Devon Park Drive
     Wayne, Pennsylvania  19087

     SCP Private Equity II, LLC
     Building 300, 435 Devon Park Drive
     Wayne, Pennsylvania  19087